                                                                    Exhibit 10.1



                              TAX SHARING AGREEMENT

                                       BY

                                 SPX CORPORATION

                                       AND

                        INRANGE TECHNOLOGIES CORPORATION

                                TABLE OF CONTENTS



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                                                                               PAGE
                                                                               ----

SECTION 1. Definition of Terms ............................................      1

SECTION 2. Allocation of Income Tax Liabilities ...........................      6

   2.1.  Federal Income Tax ...............................................      6
   2.2.  Other Income Taxes ...............................................      7
   2.3.  Calculation of Income Tax Liability ..............................      7
   2.4.  Income Taxes from the Distribution ...............................      8
   2.5.  Income Tax Payments and Intercompany Billings ....................      9

SECTION 3.  Preparation and Filing of Tax Returns .........................      9

   3.1.  General ..........................................................      9
   3.2.  Pre-Deconsolidation Period and Straddle Period Tax Returns .......      9
   3.3.  Post-Deconsolidation Period Tax Returns ..........................     10
   3.4.  Tax Accounting Practices .........................................     10
   3.5.  Right to Review Tax Returns ......................................     11

SECTION 4.  Refunds, Carrybacks and Tax Benefits ..........................     11

   4.1.  Compensation for Use of INRANGE Consolidated Period Tax Items ....     11
   4.2.  Claims for Refund, Carrybacks, and Self-Audit Adjustments ........     12
   4.3.  Adjustment  of Tax Items .........................................     14
   4.4.  Adjustments on Audit .............................................     14

SECTION 5.  Tax Payments and Intercompany Billings ........................     15

   5.1.  Payment of Income Taxes With Respect to SPX Consolidated Returns..     15
   5.2.  Payment of Income Tax Related to Adjustments .....................     16
   5.3.  Compensation for use of INRANGE Consolidated Period Tax Items ....     17
   5.4.  Payment of Refunds and Other Tax Benefits ........................     17
   5.5.  Payment for Carrybacks ...........................................     18
   5.6.  Payment for Adjustments on Audit .................................     18
   5.7.  Right to Offset ..................................................     18

SECTION 6.  Assistance and Cooperation ....................................     18

   6.1.  General ..........................................................     18
   6.2.  Tax Return Information; Calculation of Amounts Due ...............     19




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
SECTION 7.  Tax Records ...............................................       20

   7.2.  Access to Tax Records ........................................       20

SECTION 8.  Control of Tax Contests ...................................       21

SECTION 9.  Survival of Obligations ...................................       21

SECTION 10.  Treatment of Payments; Tax Gross Up ......................       21

   10.1.  Treatment of  Indemnity and Tax Benefit Payments ............       21
   10.2.  Tax Gross Up ................................................       21
   10.3.  Interest Under This Agreement ...............................       22

SECTION 12.  Disagreements ............................................       22

SECTION 13.  Late Payments ............................................       23

SECTION 14.  Expenses .................................................       23

SECTION 15.  Effect on Pre-existing Liabilities .......................       23

SECTION 16.  General Provisions .......................................       23

   16.1. Notices ......................................................       23
   16.2.  Counterparts ................................................       24
   16.3.  Binding Effect; Assignment ..................................       25
   16.4.  Severability ................................................       25
   16.5.  Waiver ......................................................       25
   16.6.  Amendment ...................................................       26
   16.7.  Interpretation ..............................................       26
   16.8.  Effective Time ..............................................       26
   16.9.  Governing Law ...............................................       26

                              TAX SHARING AGREEMENT


      This Agreement is entered into as of September 18, 2000 by SPX Corporation, a Delaware corporation ("SPX"), and INRANGE Technologies Corporation, a Delaware corporation ("INRANGE"). Capitalized terms used in this Agreement are defined herein. Unless otherwise indicated, all "Section" references in this Agreement are to sections of this Agreement.


                                    RECITALS

      WHEREAS, INRANGE is currently a wholly-owned subsidiary of SPX;

      WHEREAS, SPX and INRANGE currently contemplate that INRANGE will make an initial public offering pursuant to the [Prospectus, dated , 2000, of INRANGE] of [ ] shares of its common stock (the "INITIAL PUBLIC OFFERING") that will reduce SPX's ownership of INRANGE to not less than 80%; and

      WHEREAS, the Companies desire to provide for and agree upon the allocation between the parties of liabilities for certain Income Taxes arising prior to, as a result of, and subsequent to a Deconsolidation, and to provide for and agree upon other matters relating to such Income Taxes;

      NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

SECTION 1. DEFINITION OF TERMS.

      For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

      "ACCOUNTING FIRM" shall have the meaning provided in Section 12.

      "ADJUSTMENT REQUEST" means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Income Taxes, including (a) any amended Tax Return claiming adjustment to the Income Taxes as reported on the Tax Return, or if applicable, as previously adjusted, or (b) any claim for refund or credit of Income Taxes previously paid.

      "AFFILIATE" means any entity that directly or indirectly is "controlled" by the person or entity in question. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. Except as otherwise provided herein, the term Affiliate shall refer to Affiliates of a person as determined immediately after the Deconsolidation.

      "AGREEMENT" means this Tax Sharing Agreement.

      "CARRYBACK" means any net operating loss, net capital loss, tax credit or other similar Tax Item which may or must be carried from one Tax Period to an earlier Tax Period under the Code or other applicable Tax Law.

      "CARRYFORWARD" means any net operating loss, net capital loss, tax credit or other similar Tax Item which may or must be carried from one Tax Period to a later Tax Period under the Code or other applicable Tax Law.

      "CARRYBACK GROUP" shall have the meaning set forth in Section 4.2(c).

      "CODE" means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor law.

      "COMPANY" means SPX or INRANGE.

      "CONSOLIDATED INCOME TAX RETURN" or "COMBINED INCOME TAX RETURN" means any Tax Return which is computed by reference to the assets and activities of members of the SPX Separate Group and the INRANGE Group.

      "CONSOLIDATED PERIOD" or "CONSOLIDATED PERIODS" means any Taxable Period or Periods beginning on or after, or including, the Initial Public Offering Closing Date in which INRANGE is a member of the SPX Group.

      "CURRENT PERIOD" means the Taxable Period which includes the Initial Public Offering Closing Date.

      "DECONSOLIDATION" means any event pursuant to which INRANGE ceases to be a member of the SPX Group.

      "DECONSOLIDATION DATE" means the day on which INRANGE ceases to be a member of the SPX Group, as determined under Treasury Regulation Section 1.1502-76(b).

      "FEDERAL INCOME TAX" means any Income Tax imposed by the United States government.

      "INCOME TAX" means all taxes imposed by any governmental entity or political subdivision thereof (i) based upon, measured by, or calculated with respect to, net income or net receipts, proceeds or profits or (ii) based upon, measured by, or calculated with respect to multiple bases (including, but not limited to, corporate franchise and occupation taxes) if such tax may be based upon, measured by, or calculated with respect to one or more bases described in clause (i) above; and, for purposes of both clauses (i) and (ii) above, including any fee, assessment, or other charge in the nature of or in lieu of any tax, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

      "INITIAL PUBLIC OFFERING" shall have the meaning set forth in the Recitals.

      "INITIAL PUBLIC OFFERING CLOSING DATE" means the date of the closing of the Initial Public Offering.

      "INTEREST RATE" means the base rate on corporate loans charged by Citibank, N.A., New York, New York from time to time, compounded on each March 31, June 30, September 30 and December 31.

      "INTERNAL REVENUE SERVICE" means the United States Internal Revenue Service or the United States Department of the Treasury, as the context requires.

      "INRANGE GROUP" means INRANGE and all corporations included in the INRANGE Federal Consolidated Return, or, during any Consolidated Period, that would be included in such Return if INRANGE were not included in the SPX Federal Consolidated Return.

      "INRANGE FEDERAL CONSOLIDATED RETURN" means any United States federal Tax Return or Returns in respect of periods after the Consolidated Period filed by INRANGE alone or by the affiliated group (as that term is defined in Code
Section 1504) that includes INRANGE as the common parent.

      "MEASURING DATE" shall have the meaning set forth in Section 4.1.

      "OTHER GROUP" shall have the meaning set forth in Section 4.2(c).

      "OTHER GROUP CARRYBACK" shall have the meaning set forth in Section
4.2(c).

      "OTHER INCOME TAX" means any Income Tax imposed by any State of the United States or by any political subdivision of any such State or any any Income Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession.

      "PAYMENT DATE" means (i) with respect to any SPX Federal Consolidated Return, the due date for any required installment of estimated taxes determined under Code Section 6655, the due date (determined without regard to extensions) for filing the return determined under Code Section 6072, and the date the return is filed, and (ii) with respect to any Consolidated or Combined Income Tax Return relating to any Other Income Tax, the corresponding dates determined under the applicable Tax Law.

      "POST-DECONSOLIDATION PERIOD" means any Tax Period beginning after the Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Deconsolidation Date.

      "PRE-DECONSOLIDATION PERIOD" means any Tax Period ending on or before the Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Deconsolidation Date.

      "RESPONSIBLE COMPANY" means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

      "SPX FEDERAL CONSOLIDATED RETURN" means any United States federal Consolidated Income Tax Return for the affiliated group (as that term is defined in Code Section 1504) that includes SPX as the common parent and that includes, during the Consolidated Periods, the INRANGE Group.

      "SPX GROUP" means all corporations included in the SPX Federal Consolidated Return.

      "SPX SEPARATE GROUP" shall mean the SPX Group other than members of the INRANGE Group.

      "STRADDLE PERIOD" means any Tax Period that begins on or before and ends after the Deconsolidation Date.

      "TAX AUTHORITY" means, with respect to any Income Tax, the governmental entity or political subdivision thereof that imposes such Income Tax, and the agency (if any) charged with the collection of such Income Tax for such entity or subdivision.

      "TAX BENEFIT" means any refund of, credit against, or other reduction in otherwise required Income Tax payments (including any reduction in estimated tax payments) and any interest in respect of the foregoing, net of the effect on otherwise required Income Tax payments of any associated or corresponding item of income or gain, or other increase in otherwise required Income Tax payments.

      "TAX CONTEST" means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Income Taxes of any of the

Companies or their Affiliates (including any administrative or judicial review of any claim for refund).

      "TAX ITEM" means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.

      "TAX LAW" means the law of any governmental entity or political subdivision thereof relating to any Income Tax.

      "TAX PERIOD" or "TAXABLE PERIOD" means, with respect to any Income Tax, the period for which the Income Tax is reported as provided under the Code or other applicable Tax Law.

      "TAX RECORDS" means Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

      "TAX RETURN" means any report of Income Taxes due, any claims for refund of Income Taxes paid, any information return with respect to Income Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

      "TREASURY REGULATIONS" means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

SECTION 2. ALLOCATION OF INCOME TAX LIABILITIES.

      2.1.  FEDERAL INCOME TAX.

      Except as otherwise provided in this Agreement, Federal Income Tax liability shall be allocated as follows:

            (a) Consolidated Periods. For each Consolidated Period, INRANGE shall be liable for and pay to SPX an amount equal to Federal Income Tax determined under the "Stand Alone

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      Method." Under this method INRANGE's liability for Income Tax for any
      Taxable Period is computed as if, since the Initial Public Offering Closing Date, INRANGE had (i) never been part of the SPX Group and (ii) filed a federal Consolidated Income Tax Return as parent of the INRANGE Group with each eligible member of the INRANGE Group; provided, however, that the provisions of Section 2.3(a) regarding special rules for application of the Stand Alone Method shall apply. SPX shall be liable for all Federal Income Tax for the Consolidated Period other than amounts for which INRANGE is liable pursuant to this Section 2.1(a).

            (b) Non-Consolidated Periods. INRANGE shall be responsible for all Federal Income Tax imposed on members of the INRANGE Group with respect to all periods which are not Consolidated Periods. SPX shall be responsible for all Federal Income Tax imposed on members of the SPX Separate Group with respect to all periods which are not Consolidated Periods.

    2.2. OTHER INCOME TAXES.

         Except as otherwise provided in this Agreement, the liability for any Other Income Tax shall be allocated as follows:

            (a) Consolidated or Combined Income Tax Returns. INRANGE shall be liable for and pay to SPX any Other Income Tax with respect to any Consolidated or Combined Income Tax Return for such Income Taxes in an amount that is equal to the amount determined under the Stand Alone Method for the period covered by such Tax Return. SPX shall be liable for and pay any Other Income Tax with respect to any Consolidated or Combined Income Tax Return for such Income Taxes other than the amount for which INRANGE is liable pursuant to this Section 2.2.

            (b) Income Tax Returns which are not Consolidated or Combined Income Tax Returns. INRANGE shall be responsible for any Other Income Tax imposed on members of the INRANGE Group with respect to any Tax Return which is not a Consolidated or Combined Income Tax Return. SPX shall be responsible for any Other Income Tax imposed on members of the SPX Group with respect to any Tax Return which is not a Consolidated or Combined Income Tax Return.

     2.3. CALCULATION OF INCOME TAX LIABILITY.

            (a) Stand Alone Method. The following rules shall apply for purposes of computing INRANGE's liability under the Stand Alone Method - (i) during Consolidated Periods all computations shall apply the separate tax liability adjustment principles of Treasury Regulation Section 1.1552-1(a)(2)(ii), or any successor provision thereto, as they would apply between (x) the SPX Separate Group and (y) the INRANGE Group, (ii) during Consolidated Periods all computations shall be made in conformity with the positions, elections and accounting methods used by SPX in preparing the Consolidated or Combined Income Tax Returns of the SPX Group; (iii) the highest marginal tax rate to which the INRANGE Group could be subject under applicable Tax Law shall be deemed to be the only Income Tax rate to which such group is subject under such law; and (iv) subject to (i) through (iii) above, all computations and other determinations shall be made in accordance with the laws and regulations applying to affiliated groups filing consolidated returns (including, in the case of any company that becomes or ceases to be a member of the SPX Group or the INRANGE Group, the laws and regulations applicable to a company that becomes or ceases to be a member of such Group), as well as all other relevant federal Income Tax laws and regulations (and similar rules shall apply in the case of Other Income Taxes in respect to Consolidated or Combined Income Tax Returns for such Taxes).

            (b) Allocation of Tax Items.

                  (i) SPX shall allocate Tax Items for the Taxable Period in which a Deconsolidation occurs between the Pre-Deconsolidation Period of such Taxable Period and the Post-Deconsolidation Period of such Taxable Period in accordance with any permitted method under the consolidated return provisions of the Code and Treasury Regulations.

                  (ii) SPX shall allocate Tax Items for the Current Period
            between the portion of such Period ending on the Initial Public Offering Closing Date and the portion of such Period beginning after the Initial Public Offering Closing Date of such Taxable Period in accordance with any method that would be permitted in the event of a Deconsolidation.

      2.4. INCOME TAXES FROM THE DISTRIBUTION.

      Notwithstanding anything to the contrary contained herein, SPX shall be responsible for and pay any and all liability for any Income Taxes of INRANGE resulting from the distribution on May 19, 2000 by INRANGE of 1000 shares of the Class A Common Stock of General Signal Healthcare Management, Inc., a Delaware corporation, to General Signal Holdings Company, the sole stockholder of INRANGE. This shall include any Income Taxes resulting from any income or gain recognized under Treasury Regulation Sections 1.1502-13 or 1.1502-19 (or any corresponding provisions of other applicable Tax Laws) as a result of such distribution.

      2.5. INCOME TAX PAYMENTS AND INTERCOMPANY BILLINGS.

      Each Company shall pay the Income Taxes allocated to it by this Section 2 either to the applicable Taxing Authority or to the other Company in accordance with Section 5.

SECTION 3. PREPARATION AND FILING OF TAX RETURNS.

      3.1. GENERAL.

      Except as otherwise provided in this Section 3, Tax Returns shall be prepared and filed when due (including extensions) by the person obligated to file such Tax Returns under the Code or applicable Tax Law. The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperate with one another in accordance with Section 6 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 6.

     3.2. PRE-DECONSOLIDATION PERIOD AND STRADDLE PERIOD TAX RETURNS.

      SPX shall cause to be prepared and filed any Consolidated or Combined Income Tax Return required to be filed for Pre-Deconsolidation Periods or Straddle Periods. For each Tax Period or portion thereof for which INRANGE or a member of the INRANGE Group is included in a Tax Return described in the preceding sentence, INRANGE shall provide SPX with (i) a true and correct pro forma tax return for the INRANGE Group together with an accompanying computation of Tax liability of the INRANGE Group prepared in accordance with the Stand Alone Method, (ii) separate pro forma tax returns for each member of the INRANGE Group together with accompanying computations of the separate tax return Tax liabilities of each member of the INRANGE Group, (iii) a reconciliation of book income to federal taxable income for each member of the INRANGE Group, and (iv) any other information or documents reasonably requested by SPX. INRANGE hereby agrees to provide SPX with such returns and computations no later than the fifteenth day of the third month following the end of the period to which such returns and computations relate. Except as otherwise requested by SPX, INRANGE, in preparing the above mentioned pro forma tax returns for the INRANGE Group, shall not consider or give effect to any (i) net operating loss carryover or carryback, (ii) capital loss carryover or carryback, (iii) excess charitable deduction carryover, (iv) excess tax carryover or carryback or (v) other similar carryover or carryback items.

      3.3. POST-DECONSOLIDATION PERIOD TAX RETURNS.

      Except as otherwise provided in Section 3.2 with respect to Tax Returns required to be filed for Straddle Periods:

            (1) All Tax Returns related to INRANGE or the INRANGE Group for Post-Deconsolidation Periods shall be prepared and filed (or caused to be prepared and filed) by INRANGE,

            (2) All Tax Returns related to SPX or the SPX Group, excluding for this purpose INRANGE or members of the INRANGE Group, for Post-Deconsolidation Periods shall be prepared and filed (or caused to be prepared and filed) by SPX.

      3.4. TAX ACCOUNTING PRACTICES.

      Any Tax Return for any Pre-Deconsolidation Period or any Straddle Period, and any Tax Return for any Post-Deconsolidation Period to the extent items reported on such Tax Return might reasonably affect items reported on any Tax Return for any Pre-Deconsolidation Period or any Straddle Period, shall be prepared in accordance with past Income Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the Code or other applicable Tax Law), and to the extent any items are not covered by past practices (or in the event such past practices are not longer permissible under the Code or other applicable Tax Law), in accordance with reasonable Income Tax accounting practice selected by the Responsible Company.

      3.5. RIGHT TO REVIEW TAX RETURNS.

      The Responsible Company with respect to any Tax Return shall make such Tax Return and related Tax Records available for review by the other Company, if requested, to the extent (i) such Tax Return relates to Income Taxes for which the requesting party may be liable, (ii) such Tax Return relates to Income Taxes for which the requesting party may be liable in whole or in part for any additional Income Taxes owing as a result of adjustments to the amount of Income Taxes reported on such Tax Return, (iii) such Tax Return relates to Income Taxes for which the requesting party may have a claim for Tax Benefits under this Agreement, or (iv) the requesting party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. The Responsible Company shall use its reasonable best efforts to make such Tax Return and Tax Records available for review as required under this paragraph sufficiently in advance of the due date for filing such Tax Returns to provide the requesting party with a meaningful opportunity to analyze and comment on such

Tax Returns and have such Tax Returns modified before filing, taking into account the person responsible for payment of the Income Tax (if any) reported on such Tax Return and the materiality of the amount of Income Tax liability with respect to such Tax Return. The Companies shall attempt in good faith to resolve any issues arising out of the review of such Tax Returns or Tax Records.

SECTION 4.  REFUNDS, CARRYBACKS AND TAX BENEFITS.

      4.1. COMPENSATION FOR USE OF INRANGE CONSOLIDATED PERIOD TAX ITEMS.

      In the event that (i) the SPX Group realizes an actual Tax Benefit during any Consolidated Period as a result of the use by members of the SPX Separate Group of Tax Items of the INRANGE Group and (ii) the cumulative net amount of Income Tax borne by the INRANGE Group under Sections 2 and 4 is greater by the end of any Taxable Period (a "MEASURING DATE") than the amount of the INRANGE Group's cumulative Income Tax liability through the Measuring Date computed under the Stand Alone Method (provided, however, that for any Post-Deconsolidation Period such computation shall be made without regard to clauses (iii) and (iv) of Section 2.3(a)), then SPX will pay to INRANGE, in accordance with Section 5.3, an amount equal to the lesser of (x) the excess of the Tax Benefit actually realized by SPX referred to in clause (i) over the amount of any prior payments to INRANGE pursuant to this Section 4.1 in respect of that Tax Benefit and (y) the excess referred to in clause (ii). The cumulative amounts under the preceding sentence shall be computed beginning on the Initial Public Offering Closing Date.

      4.2. CLAIMS FOR REFUND, CARRYBACKS, AND SELF-AUDIT ADJUSTMENTS.

            (a) Adjustment Requests Related to Consolidated or Combined Income Tax Returns. SPX shall, in its sole absolute discretion, prepare and file all Adjustment Requests with respect to any Consolidated or Combined Income Tax Return that included the INRANGE Group for a Pre-Deconsolidation Period. INRANGE shall provide to SPX all information required for the preparation and filing of such Adjustment Request in such form and detail as reasonably requested by SPX.

            (b) Payment of Refunds and other Tax Benefits. Subject to Section 4.2(c), any refunds or other Tax Benefits received by either Company (or any of its Affiliates) as a result of any Adjustment Request which are for the account of the other Company (or member of such other Company's Group) shall be paid by the Company receiving (or whose Affiliate received) such refund or Tax Benefit to such other Company in accordance with Section 5.

            (c) Ordering of and Payment for Carrybacks.

                  (i) In the event that a member of the SPX Separate Group, on the one hand, and a member of the INRANGE Group, on the other hand, are each entitled to carryback a Tax Item to a Pre-Deconsolidation Period, the respective Tax Items shall be used under the rules of applicable Tax Law (which shall be, in the case of Carrybacks to such Tax Periods of the affiliated group of which SPX is the common parent, the rules contained in Treasury Regulation Section 1.1502-21).

                  (ii) Any Income Tax refund or other Tax Benefit resulting from the Carryback of any member of the SPX Group or the INRANGE Group, as the case may be (the "CARRYBACK GROUP"), of any Tax Item arising after the Deconsolidation Date to a Pre-Deconsolidation Period shall be for the account of the Carryback Group (and in the event INRANGE Group is the Carryback Group, then upon receipt of the Income Tax refund or other Tax Benefit SPX shall pay to INRANGE the amount of such Income Tax refund or other Tax Benefit); provided, however, that if at the time of the use of the Carryback Tax Items of a member of the Carryback Group, a member of the SPX Group or the INRANGE Group, as the case may be (the "OTHER GROUP") possesses Carryback Tax Items which, but for the ordering rule set forth in
            (i) above, would have been available to be used (the "OTHER GROUP CARRYBACK") in lieu of the Carryback Group's Tax Items, then (but only to the extent of the Other Group Carryback) the Carryback

            Group shall not be entitled to payment of the amount of such Income Tax refund or Tax Benefit until the date on which a member of the Other Group claims the Other Group Carryback on a Tax Return.

                  (iii) In the event the Carryback of Tax Items of a member of the SPX Group or the INRANGE Group, as the case may be, does not result in an Income Tax refund, due to an offsetting Income Tax adjustment to a member of the Other Group, then the Other Group shall promptly pay the amount of any decrease in Income Tax liability resulting from the Carryback claim, provided, however, that in the event the Other Group possesses Carryback Tax Items which, but for the ordering rules set forth in (i) above would have been available to be used in lieu of the Carryback Group's Tax Items, then (but only to the extent of the Other Group Carryback), the Other Group shall not be required to pay the amount of such decrease in Income Tax liability to the Carryback Group until the date on which a member of the Other Group claims the Other Group Carryback on a Tax Return.

      4.3. ADJUSTMENT OF TAX ITEMS.

      In the event that the Carryback of Tax Items of the SPX Group or the INRANGE Group, as the case may be, or an Income Tax adjustment attributable to such Group under the terms of this Agreement, results in the disallowance or limitation of Tax Items claimed on the Tax Return as filed, the Carryback Group shall be responsible for any increase in Income Tax liability resulting from the disallowance or limitation of Income Tax attributes; provided, however, that in the event the disallowance or limitation of Income Tax attributes results in a Tax Benefit resulting from the use of such Income Tax attributes in another Tax Period, such Tax Benefit shall be deemed to be for the account of the Carryback Group for such purposes of this Agreement.

      4.4. ADJUSTMENTS ON AUDIT.

      If, upon examination by any Tax Authority of any Tax Return including a member of the SPX Group or INRANGE Group for any Tax Period, any item of deduction, credit or expense is disallowed for which SPX is or may be liable for Income Taxes hereunder (or an item of income is required to be recognized on a Tax Return which was not reported on such Tax Return), in either such case resulting in a tax detriment suffered by the SPX Group, and such disallowance (or recognition) results in a Tax Benefit to the INRANGE Group (with respect to that Tax Period or another Tax Period), then INRANGE shall pay to SPX the amount of such Tax Benefit that is realized in the form of an actual reduction in Income Tax (which shall be computed by comparing the Income Tax which would have been owed by INRANGE but for the item giving rise to the Tax Benefit with the Income Tax owed by INRANGE taking such item into account); provided, however, that in no case will the amount that INRANGE is required to pay to SPX with respect to such Tax Benefit exceed the corresponding tax detriment to SPX (reduced by payments previously made by INRANGE to SPX with respect to such Tax Benefit). Any payment required to be made hereunder shall be made in accordance with Section 5.6. The provisions of this Section 4.4 shall apply mutatis mutandis where an item of deduction, credit or expense is disallowed for which INRANGE is or may be liable for Income Taxes hereunder (or any item of income is required to be recognized on a Tax Return which was not reported on such Tax Return), as they apply where the SPX Group suffers such a detriment. For avoidance of doubt, any payment required to be made by SPX to the INRANGE Group under this Section 4.4 shall, to the extent applicable, be deemed as an offset to amounts owing by INRANGE to SPX under Section 2.1 hereof.

SECTION 5. TAX PAYMENTS AND INTERCOMPANY BILLINGS.

      5.1. PAYMENT OF INCOME TAXES WITH RESPECT TO SPX CONSOLIDATED RETURNS.

      In the case of any Consolidated or Combined Income Tax Return -

            (a) Computation and Payment of Income Tax Due. At least ten business days prior to any Payment Date, SPX shall compute the amount of Income Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 3.4 relating to consistent accounting practices) with respect to such Tax Return on such Payment Date and shall notify INRANGE in writing of the amount of Income Tax required to be paid on such Payment Date. SPX will pay such amount to the applicable Tax Authority on or before such Payment Date.

            (b) Computation and Payment of INRANGE Liability With Respect to Income Tax Due. Within 15 days following any Payment Date, INRANGE will pay to SPX the excess (if any) of

                  (i) the amount of liability determined as of such Payment Date with respect to the applicable Tax Period allocable to INRANGE in a manner consistent with the provisions of Section 2, over

                  (ii) the amount equal to the cumulative net payments with
            respect to such Tax Return prior to such Payment Date made by INRANGE or members of INRANGE Group.

If the amount in clause (ii) above is greater than the amount in clause (i) above as of any Payment Date, then SPX shall pay such excess to INRANGE within 15 days following the Payment Date.

            (c) Interest on Intergroup Tax Allocation Payments. In the case of any payments to SPX required under paragraph (b) of this Section 5.1, INRANGE shall also pay to SPX an amount of interest computed at the Interest Rate on the amount of the payment required based on the number of days from the applicable Payment Date until the date of INRANGE's subsequent payment. In the case of any payments by SPX required under paragraph (b) of this Section 5.1, SPX shall also pay to INRANGE an amount of interest computed at the Interest Rate on the amount of the payment required based on the number of days from the applicable Payment Date until the date of SPX's subsequent payment of such amount to INRANGE.

      5.2. PAYMENT OF INCOME TAX RELATED TO ADJUSTMENTS.

            (a) Adjustments Resulting in Underpayments. SPX shall pay to the applicable Tax Authority when due any additional Income Tax required to be paid as a result of any adjustment to the tax liability with respect to any Consolidated or Combined Income Tax Return. INRANGE shall pay to SPX an amount equal to the increase in the liability of INRANGE under Sections 2 and 4 as a result of any adjustment within 15 days from the date of receipt by INRANGE of a written notice and demand from SPX for payment of the amount due, describing in reasonable detail the particulars relating thereto, and, in the event any additional Income Tax was paid by SPX, evidence of payment and a statement detailing the Income Taxes paid. Any payments required under this Section 5.2(a) shall include interest computed at the Interest Rate based on the number of days from the date any additional Income Tax was paid by SPX to the date of the payment under this Section 5.2(a).

            (b) Adjustments Resulting in Overpayments. Within 15 days of receipt by SPX of any Tax Benefit or the reduction of the amounts owed by INRANGE to SPX under Sections 2 and 4 resulting from any adjustment to the tax liability with respect to any Consolidated or Combined Income Tax Return, SPX shall pay to INRANGE its share of any such Tax Benefit or the amount of such reduction, as determined in accordance with the principles of Sections 2 and 4. Any payments required under this Section 5.2(b) shall include interest computed at the Interest Rate based on the number of days from the date the Tax Benefit was received by SPX to the date of payment to INRANGE under this Section 5.2(b).


      5.3. COMPENSATION FOR USE OF INRANGE CONSOLIDATED PERIOD TAX ITEMS.

      In the event SPX is required to pay INRANGE in accordance with Section 4.1, SPX shall pay INRANGE within 15 days from the due date (including any extensions) for the Tax Return filed with respect to such amount, including interest computed at the Interest Rate based on the number of days from such due date to the date SPX pays INRANGE.

      5.4. PAYMENT OF REFUNDS AND OTHER TAX BENEFITS.

            (a) Except as otherwise provided in this Agreement, if a member of the SPX Group or the INRANGE Group, as the case may be, receives an Income Tax refund or other Tax Benefit with respect to Income Taxes for which a member of the other Group is liable hereunder, the Company receiving such Income Tax refund shall make a payment to the Company who is liable for such Income Taxes hereunder within 15 days following the receipt of the Income Tax refund in an amount equal to such Income Tax refund, plus interest on such amount computed at the Interest Rate based on the number of days from the date of receipt of the Income Tax refund to the date of payment under this Section 5.4.

            (b) In the event the SPX Group or the INRANGE Group, as the case may be, is reimbursed for its payment of an Income Tax liability of the other Group, the amount of such reimbursement shall be computed net of any Tax Benefit realized by the reimbursed Group as the result of payment of the other Group's Income Tax liability.

      5.5. PAYMENT FOR CARRYBACKS.

      Each Company shall pay the other Company for Carrybacks in accordance with
Section 4.2(c). Any such payment shall include interest at the Interest Rate based on the number of days from the date the Company is required to make the payment under Section 4.2(c) to the date the Company actually makes the payment.

      5.6. PAYMENT FOR ADJUSTMENTS ON AUDIT.

      Any payment required under Section 4.4 shall be made within 15 days of the due date (including any extensions) of the Tax Return on which the Tax Benefit described in that section is claimed. Such payment shall include interest computed at the Interest Rate based on the number of days from such due date to the date the payment is made.

      5.7. RIGHT TO OFFSET.

      Notwithstanding anything to the contrary contained herein, SPX or INRANGE, as applicable, may, in lieu of cash payment, offset any obligation owed to such Company by the other Company pursuant to this Agreement against any obligation owed by such Company to the other Company pursuant to this Agreement.

SECTION 6. ASSISTANCE AND COOPERATION.

      6.1. GENERAL.

      Each of the Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, regarding the application of all aspects of this Agreement in connection with Income Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Income Taxes due (including estimated Income Taxes) or the right to and amount of any refund of Income Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Income Taxes assessed or proposed to be assessed. Such cooperation shall include (i) making all information and documents in their possession relating to the other Companies and their Affiliates available to such other Companies as provided in Section 7, (ii) the execution of any Tax Return which is required to be prepared and filed by one Company under this Agreement and which is required by law to be signed by another Company (or by its authorized representative), and (iii) providing notice to the other party of any pending or threatened Income Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Income Taxes for which the other party is responsible. Each of the Companies shall also make available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Income Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Income Taxes. Any information or documents provided under this Section 6 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Income Taxes.

      6.2. TAX RETURN INFORMATION; CALCULATION OF AMOUNTS DUE.

            (a) Each Company will provide (and cause their respective Affiliates to provide) to each other Company information and documents relating to their respective Groups required by the other Companies to prepare Tax Returns. The Responsible Company shall determine a reasonable compliance schedule for such purpose in accordance with past practices. Any additional information or documents the Responsible Company requires to prepare such Tax Returns will be provided in accordance with past practices, if any, or as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to timely file such Tax Returns.

            (b) SPX or INRANGE, as applicable, shall promptly provide (and cause their respective Affiliates to promptly provide) to the other Company upon such other Company's reasonable request all information and documents as such other Company deems reasonably necessary to compute the amount of any payment provided for under this Agreement.

SECTION 7. TAX RECORDS.

      Each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of their respective Groups for Pre-Deconsolidation Tax Periods, and SPX shall preserve and keep all other Tax Records relating to Income Taxes of the SPX Group for Pre-Deconsolidation Tax Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of
(i) the expiration of any applicable statutes of limitation, as extended, and
(ii) seven years after the filing of the Tax Returns to which such Tax Records relate. If, prior to the expiration of the applicable statute of limitation and such seven-year period, a Company reasonably determines that any Tax Records which it is required to preserve and keep under this Section 7 are no longer material in the administration of any matter under the Code or other applicable Tax Law, such Company may dispose of such records upon 90 days prior written notice to the other Company. Such notice shall include a list of the records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records.

      7.2. ACCESS TO TAX RECORDS.

      The Companies shall, and shall cause their respective Affiliates to, make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records in their possession to the extent reasonably requested by the other Company in connection with the preparation of Tax Returns, audits, litigation, or the resolution of items under this Agreement.

SECTION 8. CONTROL OF TAX CONTESTS.

      Each Company shall have full responsibility and discretion in handling, settling or contesting any Tax Contest involving an Income Tax for which it is liable pursuant to Section 2 of this Agreement; provided, however, SPX shall have full responsibility and discretion in handling, settling or contesting any Tax Contest with respect to a Consolidated or Combined Income Tax Return of the SPX Group.

SECTION 9. SURVIVAL OF OBLIGATIONS.

      The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

SECTION 10. TREATMENT OF PAYMENTS; TAX GROSS UP.

      10.1. TREATMENT OF INDEMNITY AND TAX BENEFIT PAYMENTS.

      In the absence of any change in tax treatment under the Code or other applicable Tax Law, any Income Tax indemnity payments or Tax Benefit payments made by a Company under Section 5 shall be reported for Income Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Deconsolidation on the Deconsolidation Date, but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws).

      10.2. TAX GROSS UP.

      If notwithstanding the manner in which Income Tax indemnity payments and Tax Benefit payments were reported, there is an adjustment to the Income Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

      10.3. INTEREST UNDER THIS AGREEMENT.

      Anything herein to the contrary notwithstanding, to the extent one Company ("indemnitor") makes a payment of interest to another Company ("indemnitee") under this Agreement with respect to the period from the date that the indemnitee made a payment of Income Tax to a Tax Authority to the date that the indemnitor reimbursed the indemnitee for such Income Tax payment, or with respect to the period from the date that the indemnitor received a Tax Benefit to the date indemnitor paid the indemnitee with respect to such Tax Benefit, the interest payment shall be treated as interest expense to the indemnitor (deductible to the extent provided by law) and as interest income by the indemnitee (includible in income to the extent provided by law). The amount of the payment shall not be adjusted under Section 10.2 to take into account any associated Tax Benefit to the indemnitor or increase in Income Tax to the indemnitee.

SECTION 12. DISAGREEMENTS.

      If after good faith negotiations the parties cannot agree on the application of this Agreement to any matter, then the matter will be referred to an accounting firm acceptable to each of the parties (the "ACCOUNTING FIRM"). The Accounting Firm shall furnish written notice to the parties of its resolution of any such disagreement as soon as practical, but in any event no later than 45 days after its acceptance of the matter for resolution. Any such resolution by the Accounting Firm will be conclusive and binding on all parties to this Agreement. In accordance with Section 14, each party shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Accounting Firm. All fees and expenses of the Accounting Firm in connection with such referral shall be shared equally by the parties affected by the matter.

SECTION 13. LATE PAYMENTS.

      Any amount owed by one party to another party under this Agreement which is not paid when due shall bear interest at the Interest Rate plus two percent, compounded on each March 31, June 30, September 30 and December 31, from the due date of the payment to the date paid. To the extent interest required to be paid under this Section 13 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section 13 or the interest rate provided under such other provision.

SECTION 14. EXPENSES.

      Except as provided in Section 13, each Company and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Income Taxes under the provisions of this Agreement.

SECTION 15. EFFECT ON PRE-EXISTING LIABILITIES.

      This Agreement shall not effect the liabilities of any member of the SPX Group existing on or prior to the Initial Public Offering Closing Date under any tax sharing agreement, tax indemnification agreement, or other similar agreement.

SECTION 16. GENERAL PROVISIONS.

      16.1. NOTICES.

      All notices and other communications hereunder shall be in writing and shall be delivered in person, by telecopy, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

      (a)   If to SPX, to:

                  SPX Corporation
                  700 Terrace Point Drive
                  P.O. Box 3301
                  Muskegan, Michigan 49443
                  Attention: Christopher J. Kearney, Esq.

      (b)   If to INRANGE, to:

                  INRANGE Technologies Corporation
                  13000 Midlantic Drive
                  Mt. Laurel, New Jersey 08054
                  Attention: Kenneth H. Koch, Esq.

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery or when delivery is refused. Any notice or communication sent by telecopy or by air courier shall be deemed effective on the first business day at the place at which such notice or communication is received following the day on which such notice or communication was sent.

      16.2. COUNTERPARTS.

      This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement. The Agreement may be delivered by facsimile transmission of a signed copy thereof.

      16.3. BINDING EFFECT; ASSIGNMENT.

      This Agreement and all of the provisions hereof shall be binding upon the parties hereto and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger of either party, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that SPX and INRANGE may assign their respective rights, interests, duties, liabilities and obligations under this Agreement to any of their respective subsidiaries, but such assignment shall not relieve SPX or INRANGE, as the assignee, of its obligations hereunder.

      16.4. SEVERABILITY.

      Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      16.5. WAIVER.

      The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in writing signed by the party against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement. No failure by either party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the party against whom the existence of such waiver is asserted.

      16.6. AMENDMENT.

      This Agreement may not be amended or modified in any respect except by a written agreement signed by both of the parties hereto.

      16.7. INTERPRETATION.

      The headings contained in this Agreement and in the table or contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

      16.8. EFFECTIVE TIME.

      This Agreement shall become effective upon the Initial Public Offering Closing Date.

      16.9. GOVERNING LAW.

      This Agreement shall be governed by, and construed in accordance with, the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the respective officers as of the date set forth above.

                                 SPX CORPORATION


                                 By: /s/ Christopher J. Kearney
                                    ---------------------------

                                     Name: Christopher J. Kearney
                                     Title: Vice President and General Counsel

                                 INRANGE TECHNOLOGIES CORPORATION

                                 By: /s/ Kenneth H. Koch
                                    -------------------------

                                    Name: Kenneth H. Koch
                                    Title: Vice President and General Counsel